EXHIBIT 99.1

Universal American Financial Corp.	UHCO	Q3 2005 Earnings Call	Oct. 28, 2005
Company	Ticker	Event Type	Date

MANAGEMENT DISCUSSION SECTION

Operator:  Good morning. My name is Cassandra and I will be your conference facilitator today. At this time I would like to welcome everyone to the Universal American Third Quarter Earnings Conference Call.  All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question-and-answer period. [Operator Instructions].  At this time I would like to turn the call over to Mr. Richard Barasch, Chairman and CEO of Universal American. You may begin your conference sir.

Richard A. Barasch, Chairman and Chief Executive Officer

Thank you. Good morning and welcome to our 2005 third quarter conference call. I am here with Bob Waegelein, our CFO and Lisa Spivack, our General Counsel. Before I begin, I will ask Lisa to read our safe harbor language.

Lisa M. Spivack, Senior Vice President, General Counsel, and Secretary

Good morning. I want to remind our listeners that certain information discussed during this conference call may constitute forward-looking statements within the meaning of the Federal securities laws including, but not limited to, statements regarding our expectations of the performance of our Medicare Supplement business and other lines of business, our ability to institute future rate increases, expectations regarding the introduction of our Part D program, including our estimates of cost and revenues, future operating results, and references to the estimate of the accretion from recent acquisitions. Although we believe that expectations reflected in these statements are based upon reasonable assumptions and estimates, we cannot give assurance that the expected results will be achieved. We refer you to our press release and Exchange Act filings for factors that could impact the Company. For forward-looking statements made during this call, the Company claims the protection of the Private Securities Litigation Reform Act of 1995, and assumes no obligation to update or supplement such statements. Richard?

Richard A. Barasch, Chairman and Chief Executive Officer

Thanks. Thank you for making yourselves available on short notice for this conference call. In light of some of the items that we will be discussing, we decided to move up our third quarter announcement to today. As you know from our press release, the results in our Medicare Supplement business came in lower than our expectations, causing our earnings to fall below the third quarter guidance that we provided to you in August.  In the course of our prepared remarks, we will first discuss the results in the senior market health line and then report on the generally positive developments in the rest of our business, including the implementation of Part D.  We will also give updated guidance on the fourth quarter, as well as share some initial thoughts about 2006.

First, however, I am going to turn it over to Bob who will give a brief overview of the results of the quarter.

Robert A. Waegelein, Executive Vice President and Chief Financial Officer

Thanks, Richard and good morning to the listeners. For the third quarter of 2005, we reported pre-tax income of $24.1 million and after tax net income of $15.3 million, or $0.25 per share on a diluted basis. This came in around $0.07 under the mid-point of our third quarter guidance, largely as result of higher than expected loss ratios and lapsation in our Medicare Supplement business.

We have continued to see consistent increases in our revenues, driven by the expansion of our Medicare Advantage business, new sales, rate increases on business in force, and a reduction in the amount of premium that we cede to reinsurers. Excluding our realized gains, revenues increased by 38% to $236 million in the third quarter.

For the quarter, we achieved a 12.7% return on equity (excluding the effects of FAS 115) which includes 61 basis points from investment gains. Excluding the unrealized gains in our bond portfolio, our shareholders equity at September 30th, was $498 million, or $8.28 per share on a fully diluted basis. Our debt-to-total capitalization (excluding the effects FAS 115 and fully counting our trust preferreds as debt) is now down to 25.7%. At September 30, our total assets were $2.3 billion including $1.3 billion of invested assets.  We continue to anticipate rising interest rates particularly at the wrong end of the yield curve.

We think we remain well-positioned on both sides of our balance sheet.  On the asset side, we continue to accumulate a significant amount of cash and floating rate, shorter duration paper which gives us a good match with the floating rate portion of our debt.  In addition, as and when long-term rates do ultimately rise, we will have plenty of liquidity to invest.  I will now turn it back to Richard to talk about our business.

Richard A. Barasch, Chairman and Chief Executive Officer

Thank you, Bob.  The first item I would like to discuss is the loss ratio on our Medicare Supplement business, which came in at 71.9% in the third quarter, consistent with the second quarter but approximately 290 basis points higher than our expectation.  This impacted our results by around $0.03 per share.  As a result of higher than anticipated Part B costs (which are essentially the outpatient doctor costs) and skilled nursing facility incidence, we did not see our historical pattern of seasonal reduction in loss ratios in the latter part of the year.

In light of this development, we have revised our estimate of the loss ratio for the full year 2005 to approximately 72%, around 200 basis points higher than our prior estimate.  Even at these levels, we find our business is quite profitable, but having said that, we are actively obtaining appropriate rate action in an effort to reverse the trend in these numbers.  We continue to believe that with appropriate remedial measures, the Medicare Supplement business will be a valuable financial and strategic contributor to our Company.

The other major item in our results this quarter was an increase in lapsation of our Med Supp business.  This was largely caused by the departure of three sales managers in one of our career companies, each of whom rewrote a significant part of their business with other carriers.  As you know, we carry deferred policy acquisition costs on all of our Med Supp policies, as well as a present value of future profit assets on businesses that we acquire.  And as businesses lapses off, we are required to amortize those assets.  The excess lapsation that we experienced in the third quarter resulted in approximately $2.6 million more in non-cash, pre-tax amortization expense than we expected, or approximately $0.03 per share.

Occasionally agents leave us, but rarely do they systematically rewrite their business, in large part because we have non-compete safeguards. As such, we believe that these sales managers violated their contractual obligations to us, and we are pursuing our legal remedies. In addition, we noticed some excess lapsation in one of our brokerage companies. We do not believe that this is material in and of itself but it’s important to watch.

Now, let me talk about the balance of our business, first starting with Medicare Advantage.  Our Medicare Advantage segment again performed quite well in the third quarter, further validating our strategic decision to expand into this market.  We generated $8.3 million of EBITDA and pre-tax income of $7.5 million on revenues of nearly $63 million, all solid increases over the end of last year and last quarter.  As of September 30, annualized revenues were over $250 million, a 45% increase since the beginning of the year.

Total Medicare Advantage membership has increased 34% since the beginning of the year and 8% in the third quarter alone.  Membership in our core HMO markets in southeast Texas has grown 24% since the beginning of the year, bringing enrollment up to 23,270 and annualized revenues up to an excess of $224 million as of the end of last quarter.

In addition, our Medicare Advantage private fee-for-service plans continue to gain momentum. Building on our success in New York and Pennsylvania, we expanded to seven more states in August, and we are encouraged by the early sales results.  Our agency force has actively embraced this product as a complimentary alternative to Medicare Supplement. Enrollment in these plans has increased 166% since the beginning of the year to over 3,700 members, resulting in more than $26 million of new annualized revenues.

We will continue to expand our Medicare Advantage business in 2006. We received approval from CMS to offer an HMO product in three counties in Florida. We look forward to bringing the Heritage model, which is built on a close working relationship and shared incentives with physicians, to this new market. Coupled with the extensive distribution that we have in Florida, we are optimistic that we can gain a foothold quite quickly in these markets.  In addition, beginning on January 1st, we will start selling our private fee-for-service product in an additional 258 counties in 6 new states covering an additional 2.7 million Medicare eligibles. This brings us up to a total of 15 states for private fee-for-service.

Now, I am going to spend a moment talking about our Specialty Health business.  In the aggregate, the lines of business that comprise this specialty segment performed well.  We are beginning to see a noticeable improvement in the Canadian business as a result of changing and strengthening of the marketing and sales organization.  In addition, we got an early tangible benefit from our new partnership with PharmaCare, as we began last quarter to jointly provide an insured drug benefit to the employees of the State of Connecticut.  We are reinsuring the risk to PharmaCare’s reinsurance subsidiary, and we will receive an underwriting fee that will benefit us by around $0.01 to $0.015 per share per quarter for as long as we have this business.  This helps to offset some of the quarterly volatility that we experienced in the legacy businesses, particularly the run off of our long-term care business.

Now, I would like to spend a couple of minutes discussing the implementation of our Part D initiatives.  We continue to be very encouraged by the strategic and financial opportunities of this program for Universal American.  In general, we were quite happy with the results of the bidding for the dual eligibles for at least two reasons.  First, our bids came in pretty close to, but under, the benchmarks in 26 regions.  This makes us feel good about our ability to make a reasonable profit on this business.  Second, since we now know that we will get a significant amount of premium from the duals, we are confident that the costs we are incurring to prepare for Part D will be recovered out of these revenues, at a minimum.

Last week we received tapes from CMS with around 350,000 names of our auto-assigned dual eligibles.  We think this number will grow somewhat and be further supplemented by the assignment of the low income subsidy folks in the middle of next year.  In order to maximize this opportunity, we created a robust program to reach out to the dual eligible and low income subsidy populations to help ease their way from their current state programs to our PDP.  We believe that the money and effort that we expend to do this will result in higher customer satisfaction and therefore higher retention of this business.

From this sizable base, we look to our marketing programs to add meaningful numbers.  Our marketing campaign, which began on October 1, 2005, has several components.  First, we will focus on selling our products to our existing policyholder base, consisting of approximately 400,000 seniors including our 310,000 existing Medicare Supplement policyholders.

Next, we are educating and mobilizing our career and independent agents to offer our products in the 32 regions in which our PDPs are approved.  In addition, we have created arrangements with CVS and two other national pharmacy chains in which we will be marketing our Prescription Pathway product in these retail occasions.

Finally, we are delighted with the strategic relationship that we have entered into with Arkansas Blue Cross/Blue Shield.  In this arrangement, we will provide administrative services and share risk with their PDP.  The primary focus of Arkansas Blue Cross/Blue Shield’s marketing effort will be to market the Part D product to their more than 110,000 Medicare Supplement policyholders.

I think that like most observers we were surprised by the number of participants in this market. So, to build on our success with the duals and to carry it into the individual market, we have increased our marketing investment in the Part D initiative. We received enthusiastic early response from our field force to our product line, to our lead generation system, and to our customer and agent support.  We are already getting a steady stream of leads from our mailings to our policyholders and from our initial drop of marketing materials in the CVS stores.

Now, I would like to spend a few minutes talking about our expectations for the fourth quarter in light of the events of the third quarter.  In August we gave full year 2005 guidance which implied fourth quarter 2005 EPS in the range of $0.30 to $0.32 a share, which included the effect of spending $0.03 on Part D in the fourth quarter. The fourth quarter will continue to be affected by the Medicare Supplement loss ratio and the lapsation items I discussed earlier.  We are comfortable with our expectations for the rest of our segments.

Let me go into a little more detail.  First, based on the data that we’re seeing so far in October, we are currently estimating that the loss ratio in the fourth quarter will not improve materially over the third quarter.  As you know, our prior guidance assumed the trend of loss ratio improvement that we historically experienced in the fourth quarter.  In light of recent results, we have revised our view of the full year loss ratio, and we are currently estimating that the loss ratio of our Medicare Supplement business will be about 71.5% in the fourth quarter. This will cost us just over $0.05 off the implied fourth quarter guidance.

Next, based on the results that we have seen so far in the fourth quarter, we think that the excess lapsation has peaked and will have a lesser adverse effect on the fourth quarter results as the specific replacement activity tails off.  We are currently estimating that this may cost us around $0.01 to $0.02 per share in the fourth quarter.

As for Part D, there are two points to discuss.  First, as noted above, we have decided to increase our spending, particularly on marketing and reaching out to the dual eligible population.  Second, we now have a better understanding as to the nature of the expenses that should be expensed in 2005 and which expenses should be capitalized and deferred to 2006.

In the aggregate, we are now expecting to expense up to $9 million in Part D marketing and administrative costs in the fourth quarter, an increase of up to $4 million over our original estimate.  This additional amount is comprised of up to $1 million of additional expenditures and the balance, up to $3 million, are expenses that we had always planned to spend but had originally planned to capitalize in 2005 and expense in 2006.

The ultimate level of Part D expenditures for 2005 will depend to a great degree on the amount of marketing activity that occurs over the next couple of very intense selling months.  There is a lot of variability in our expense numbers since rather than spending fixed dollars on advertising, we are focusing our efforts on our field force, our existing policyholder base, and from the leads our field will get from CVS and the other marketing relationships that we have developed.  As the activity picks up, we may spend more.

Finally, I would like to mention an additional expense in the fourth quarter that we had not anticipated in prior guidance.  In the same way that we see the value in investing in Part D, we also see a terrific opportunity to expand our Medicare Advantage business over the next several months, especially in light of the lock-in that will be coming in the middle of next year.  Part D has allowed us to improve the benefits in our Medicare Advantage product in Houston and southeast Texas, and we feel that additional investments in marketing will give us the opportunity to accelerate our already healthy growth in these markets.  Further, we are opening up a new HMO market in south Florida, and we are now marketing Medicare Advantage private fee-for-service products in 15 states.

In order to maximize these growth initiatives, we have recently decided to spend up to an additional $3 million on Medicare Advantage marketing in the fourth quarter.  Like the additional Part D expenses, we see this as a very good investment in our future growth.

Taken together, our fourth quarter core results, before accounting for Part D and Medicare Advantage extra expenses, should come in between $0.26 and $0.29 per share, an improvement of $0.02 to $0.05 over the third quarter results, excluding realized gains.  In addition, we may incur up to $0.09 for Part D and up to $0.03 to support our Medicare Advantage marketing efforts.  This results in guidance between $0.14 and $0.19 per share for the fourth quarter.

As usual, we will provide guidance for 2006 on our fourth quarter conference call in February. But let me give you some of our thoughts on how these issues will impact our 2006 numbers. First, we believe that the excess lapsation issue will have run its course by the end of this year, but we will continue to monitor the effects on our persistency of increased competition both within Medicare Supplement and from expanded Medicare Advantage programs.

At this point, we believe that the most significant ongoing issue will be the Medicare Supplement loss ratio.  With rate increases, both implemented and planned, we now are estimating that the Medicare Supplement loss ratio will remain approximately where it is this year, between 71% and 72%.  If this happens, we will be off around $0.12 to $0.14 from where we originally thought we would be for next year.

We continue to be optimistic about the opportunities for Universal American and remain comfortable with our ability to execute our strategy to build a diversified and profitable growth company targeting the large and growing senior healthcare market.  The market is evolving rapidly and one of the strengths of Universal American is our ability to recognize and react to the changing environment.

Thank you for your time this morning.  Bob and I will be happy to answer any questions that you may now have.

QUESTION AND ANSWER SECTION

Operator: Thank you sir.  [Operator Instructions].  We will pause for just a moment to compile the Q&A roster.  Your first question comes from Scott Fidel of J.P. Morgan.

<Q – Scott Fidel>: Hi, thanks. Good morning.

<A>: Good morning Scott.

<Q – Scott Fidel>: A couple of questions.  First question just on the higher loss ratio in Med Supp, if you can just elaborate a bit more on specifically what the higher cost that you cited in the press release, what the drivers there are?

<A>: There are two, Scott.  First is increased Part B, which is outpatient doctor incidence.  What this means is more doctors are seeing more people in our book of business.  In addition, we are seeing something kind of new emerge which is skilled nursing facilities, and we are seeing an increase in that incidence as well that appears to be caused by a little bit of cost shifting in the hospitals from inpatient to outpatient, and we are seeing a little bit more in that development.

<Q – Scott Fidel>: Okay. And what is your underlying cost right now in the Med Supp business?

<A>: From the loss ratio perspective?

<Q – Scott Fidel>: Medical cost trend.

<A>: We are seeing trends of about 7% to 8%.  And we are pricing for a little bit more than that in next year’s rate increases.

<Q – Scott Fidel>: Okay.

<A>: Look out for the higher incidence.

<Q – Scott Fidel>: Okay and if you can talk about the 2006 expectation separate from the guidance on the Med Supp business, what do you think your earnings could be driven from on the Part D side?

<A>: We know so far only that we have got these 350,000 names. We know also that we are going to get a significant group of low income subsidy people in the middle of the year.  You know, the estimates of what our commercial sales are going to be, it’s impossible to give you a number at this point.  Part of the reason why we are thinking about guidance a little bit later is that I think in a month or two we’ll have a much better idea of where we stand on the commercial sales.

<Q – Scott Fidel>: Okay and just getting back to the question on the lapses, you did mention that the enrollment in the Med Supp business still was within the 310,000 area, which looks actually to be flat sequentially so, what was the specific impact then from an enrollment perspective?

<A>: We track lapsation and we will see in, let’s say the month of August or the month of September, the ending of a policy which we will take off from our DAC numbers.  So we had some increases and some decreases.  This is more decrease than we usually see.

<Q – Scott Fidel>: Okay. Thank you.

Operator: Your next question comes from Mark Finkelstein of Cochran, Caronia Securities.

<Q – Mark Finkelstein>: Good morning.

<A>: Hi, Mark.

<Q – Mark Finkelstein>: Couple of questions here.  Can you just elaborate in terms of, on the Med Supp side, the rate increases that you are planning on taking, I assume at the beginning of the year, and how you are kind of thinking about balancing?

<A>: We are not on a year cycle; we are on a rolling cycle.  We have different blocks of business that come up at different times.  We have a fair amount that comes up at the beginning of the year but a lot trails through the rest of the year.  We again are thinking about trend, we’re adding incidence, we’re adding the effect of the new deductible structure in Part A and Part D, and have come up with a number that we think will reverse the trend that we’re seeing at this point.

<Q – Mark Finkelstein>: What I am getting at is, in terms of implementing the rate increases and then also thinking about the other side of managing the persistency and also knowing that there is some under priced product out there in market, how long do you expect it to take?  Is this a multi-year process to get back into the normalized 67%, 68% loss ratio?

<A>: Again, multi-year is pretty open ended.  We can tell you with a pretty fair degree of certainty that it won’t happen in 2006, but we expect to start seeing improvements towards the end of 2006 and moving into 2007.

<Q – Mark Finkelstein>: Okay. And then, in talking about frequency in terms of doctors, etc., are you starting to see a stabilization in that or are you expecting there to be further deterioration in frequency?

<A>: Well, again, what we are seeing is stable in the aggregate instead of reducing.

<Q – Mark Finkelstein>: Okay. And then what is your assumption for inflationary cost trends for 2006 on that?

<A>: So again, 7% to 8% is what we see, Mark, as the medical cost inflation.  We are pumping that up for some incidence, we are looking at the skilled nursing facility which has a little bit of different incidence in trends, and we are going to be rate increasing at about 11% to 12% next year.

<Q – Mark Finkelstein>: 11% to 12% - perfect. Okay, and then just a clarification on two things. One, is on the 350,000 duals - is that gross or net of the potential Medicare Advantage?

<A>: That’s net. That’s an actual tape that we got from CMS.

<Q – Mark Finkelstein>: Okay.  And then I guess I missed the comment on the program that you are doing with Connecticut and the addition of, I guess, a penny and half per quarter.  Can you just explain that?

<A>: You know, PharmaCare has built a wonderful business supporting very large groups in their pharmacy and pharmacy benefits.  We, our insurance companies, are insuring a program for the State of Connecticut, where we are reinsuring the risk back to PharmaCare, and we have an underwriting fee that amounts to a penny to a penny and a half a share.

<Q – Mark Finkelstein>: Okay.  And that’s going to be implemented on what date?

<A>: That was a third quarter event.

<Q – Mark Finkelstein>: Okay, so it will positively affect fourth quarter earnings?

<A>: No, it started – it won’t be sequentially positive but it’s in the third quarter numbers.  It will be in the fourth quarter numbers as well.

<Q – Mark Finkelstein>: Okay, thank you.

Operator: Your next question comes from Jukka Liponnen of KBW.

<Q – Jukka Liponnen>: Couple of questions. First of all do you know which company those sales managers went to?

<A>: Yes, but I’m not really at liberty to talk about that, Jukka.

<Q – Jukka Liponnen>: Okay.  And the other question –going back to the Med Supp loss ratio. Well, you have talked over the last couple of quarters that you’ve been taking great actions etc., and obviously it doesn’t seem to be taking hold.  So am I interpreting it correctly that the trends have sort of deteriorated a little bit more than what you expected previously?

<A>: I think that is a fair statement because I think there are two elements.  There is a numerator and denominator in this.  You know, we would not be talking about a loss ratio issue had we got another 3% rate increase in the last 12 months - that’s mathematically correct.  So, I think your statement clearly is factual.  Based on the information we had at the time, we, of course, thought that the rate increases we were putting in would get us back to the loss ratios that we had expected.

<Q – Jukka Liponnen>: Okay.  And then making sure that I understand your guidance correctly - if I understood it correctly, the results in the fourth quarter are going to be impacted $0.05 from the Med Supp loss ratio, $0.01 to $0.02 from lapses, $0.09 from Part D expense, and $0.03 of Medicare Advantage additional marketing expense?

<A>: Jukka, let me just to bring clarity for everybody, including yourself, on what we view the fourth quarter guidance to be.  Let me reconcile it to what we implied in our full year guidance. We had implied about a $0.30 to $0.32 guidance for the fourth quarter.  Taking the mid-point of $0.31, then back out $0.03 on Part D that was included in that number.  That will get us to an operating guidance of $0.34.  As Richard indicated, the impact of the higher Med Supp loss ratio will moderate – it will continue to be about $0.05 or so.  The impact of continued lapsations will impact this about $0.01 to $0.02.  So this takes us to a range of $0.26 to $0.28.  As Mark brought up, the PharmaCare deal will bring us an extra penny from what we thought we would have had in implied guidance, to bring us to an operating range of $0.27 to $0.29.  Richard spoke about the opportunities of investing in our Medicare Advantage and Part D programs - that range could be $0.10 to $0.12.  So our final guidance range is $0.15 to $0.19.

<Q – Jukka Liponnen>: Okay, great.  And last question - with respect to Part D, considering that 15 to 20 plans were approved in all of the regions except Alaska and Hawaii, and originally I think everybody was talking that maybe there would be 10 to 15 plans.  So have your expectations now changed at all?

<A>: Yeah, I think you are correct.  I noted earlier that I think we are all a little bit surprised by the numbers of the plan; and again, mathematically, it changes what one might consider to be a fair share of the market.  Having said that, I think it doesn’t work as much to our disadvantage as you might think, mathematically.  There are more companies – more competition - there are a lot of products out there.  Obviously, one of the things we are all hearing about is a little bit of overload and confusion on the part of the seniors.  And as we felt all along, the winners in this program are going to be those companies that have agents that can get into the people’s homes and explain the products to them.  And that hasn’t changed.

<Q – Jukka Liponnen>: Okay. Thank you.

Operator: Your next question comes from Steven Schwartz of Raymond James.

<Q – Steven Schwartz>: Hi.  Good morning everybody.

<A>: Hi, Steve.

<Q – Steven Schwartz>: Lot of questions. Bob, how much business was lost on the Med Supp side?

<A>: Well, if you look at Richard talking about the three managers from Pyramid - that is about 2,000 or so policies that would represent $4 million or thereabouts of premium.  Richard noted that some of the brokerage companies saw some lapse pressure - that was probably another $1.5 million excess.

<Q – Steven Schwartz>: Any idea what was going on in the brokerage, or so far it just looks like one of those things?

<A>: No, I think, if the other issue hadn’t come up, it probably never would have shown up in our numbers or even in our MD&A.  It was a number, but we would have considered it to be in the normal back and forth trends of the quarter.

<Q – Steven Schwartz>: Okay. Bob, do you have the Part D expense breakdown?  How much the amount that you spent was - well I think $1.2 million.  How that broke out between the segments in the quarter?

<A>: Just about 50-50 between the Administrative and Senior Market Health segments.

<Q – Steven Schwartz>: Okay. And can you break out - I think it was $2.9 million - between the $2.9 million of the DAC and PVP write-off between the DAC amortization amount?

<A>: Yeah the DAC was $2.1 million; the PVP was $0.5 million.

<Q – Steven Schwartz>: Okay. One of the things I noticed in the time that we had to go over the numbers was that – it looked like the pmpm for Heritage dropped in the third quarter versus the second quarter?

<A>: Yes.

<Q – Steven Schwartz>: I was hoping you can explain what that was about?

<A >: Again I think, Steve, that’s just the makeup of the membership.  That’s going to be a moving target throughout the year.  Some things that happen is that people age out and die - that might have been a sicker population.  We’re bringing in new members during the period.  It’s going to be, as we grow, it will be less volatile, but you’ll see some volatility in the pmpm rates.

<Q – Steven Schwartz>: Okay.

<A>: And in general, Steve, you will see them drop through the year.

<Q – Steven Schwartz>: All right, that’s good.  Maybe this is all tied into that, but I am wondering about seasonality here in the loss ratio at Heritage. It was down last year in the third quarter versus the second quarter, but it was up in the third quarter of this year versus the second?

<A>: I don’t think really there are any conclusions you can make about seasonality in these loss ratios.

<Q – Steven Schwartz>: Okay. And then finally, Richard, you mentioned that you had some relationship with some national pharmacies on the Part D side.  I was wondering if you could say who those were?

<A>: Unfortunately, Steve, I can’t yet.  The contracts have been signed, but we are waiting to appropriately announce these with our new associates.

<Q – Steven Schwartz>: Okay. And then finally, some companies have been able to offer some guidance.  So, I was wondering if you could offer some guidance on margin in which you are thinking for Part D?

<A>: Yeah, what we have seen out there are our pre-tax margins between, some as low as 3%, some as high as 5%.  I think the midpoint of that, 4%, is a pretty fair proxy for the way we are thinking about it.

<Q – Steven Schwartz>: Okay. And then just thinking about that, would it be fair to look at the $89.50 pmpm, adjust up by 9% for the duals, and then take, say, 3% to 5% off that?

<A >: First of all, it was 8% for the duals.

<Q – Steven Schwartz>: 8%.  Okay.

<A>: But that’s a basic number.  I think, and I think most people see it this way, that ultimately, the risk adjusters for the duals are going to go higher than this.  How much higher, it’s impossible to predict at this point.  So, I would say that taking that that $89 number, multiplying it by 1.08, gets you, I think, to the low end of the revenue range for the duals.

<Q – Steven Schwartz>: Okay. All right, thanks.

Operator: [Operator Instructions]. Your next question comes from Josh Raskin of Lehman Brothers. Your line is open.

<Q – Joshua Raskin>: Good morning.  On the Med Supp loss ratio, I have noticed in the first quarter that there was some up tick in the trend there that led to rate increases.  I didn’t see anything really abnormal in the second quarter, and now seeing the same thing again in the third quarter.  I’m just trying to figure out, was any of this connected?  Is there any similarity in the up tick on the costs that are being seen there, or are these sort of viewed as completely separate events?

<A>: I think that it’s all part of a larger trend of increased utilization.  Again, we take to that, as we see in each quarter, and react to it appropriately.  We saw it in the first quarter.  Frankly, even in the second quarter the loss ratios were at the low end of our expectation range as well.

<Q – Joshua Raskin>: Okay, so sort of a continued trend there.  Second question, on the MA, you mentioned two new counties in Florida, I believe. Which counties are those?

<A>: Actually it’s three.  It’s Dade, Broward and Brevard.

<Q – Joshua Raskin>: Okay.  And obviously all three of those counties are actually relatively competitive in terms of current players, and some with significant size.  I was wondering what was the strategy around distribution, and then how are you differentiating from a network perspective?  What are you guys doing from a cost perspective?

<A>: Well, you are right, it is a competitive market.  But it’s a market, and part of the reason that market appeals to us, is that the acceptance of managed care in that market is very very high.  So even though it’s fairly highly penetrated as a percentage of Medicare eligibles, higher than many other places in the country, we see, first of all there are a tremendous number of people – seniors - in those areas, and second we see that trend continuing.  So despite the fact of there being competition, we think that there is going to be nice growth in that marketplace.  That’s the macro. From a Company-specific perspective, we put together what we consider to be a pretty comprehensive network, and I guess, at the end of the day, what makes us feel comfortable and confident that we can break into a market like this in the face of fairly good long-term competition is our distribution.  We’ve got both career and brokerage organizations already ramped up to sell the product.  They are very excited about it, and all indications are that we are going to get our fair share of the business.

<Q – Joshua Raskin>: And would it be unfair to say that you would expect the medical loss ratios on that book of business to be somewhat higher than what you are seeing in SelectCare based on that?

<A>: Yes, I think that will be a fair comment.

<Q – Joshua Raskin>: And is that based on a rented network and, just less experience there or what are some of the other drivers there?

<A>: Well, until we, meaning Heritage, really can put its fingers on the drivers that drive our loss ratio low in Texas, i.e. very strong relationships on a long-term basis with the doctors, it’s going to be hard to predict loss ratios like what we have been able to develop in Heritage, over a significant period of time.  So I think the driving factor there, Josh, is going to be working with the networks that we put together.  We feel they are very very good networks, and then using the secret sauce of Heritage to bring the loss ratio lower over time.

<Q – Joshua Raskin>: Okay and then on the Part D - the dual-eligible number that you guys came in with at 350, I think when in September you had originally mentioned a number of 440.  Could you just help us reconcile how much of that is expectations of numbers, choosing another plan versus how many MA members?

<A>: I was careful in saying that it was going to be net of those two things, and I think two things have happened to this point.  I don’t think there has been any individual choosing.  But I think that the numbers that were around about the number of duals has probably come down because CMS has apparently spent a lot of time scrubbing the documentation.  And my guess is that the gross number, and I don’t know this but it is my guess, is that the gross number dropped a little bit.  Obviously the rest of it would be those in Medicare Advantage.

<Q – Joshua Raskin>: Okay. That’s helpful. And then, just lastly, in terms of the marketing and then the expected membership growth.  I was wondering if you could give some color on how we look at our first quarter versus second quarter and maybe contract ‘06 versus ‘07 in terms of, not the duals, but the overall opportunity on its users?

<A>: Yeah I think that we’ve got a marketing effort now on the ground that we are very happy with.  There is a huge amount of enthusiasm both within our Company and in our agency force. Even with a fairly small drop of materials in the CVS stores in the last couple of weeks, we are getting a steady stream of phone calls, with a very high percentage of people asking either for an enrollment kit or to see an agent.  These are early indicators, and again I don’t want to create a set of expectations that we can’t fulfill.  But we are very encouraged with what we are seeing.  To take that and to draw that to a number is very hard at this point.  But I think part of your point, if I understand the question, is that this is going to be a multiyear effort, not a three month effort. We agree with that, we agree with that fully.  So I think a first indicator of success will be how well we do in this first period.  An even better indicator of long-term success would be how we do on risk management, i.e. how the loss ratios come in and how we do on customer attention, how our service is, and I think the sort of typical things that go into a successful program.  And we think we will do quite well in those regards.

<Q – Joshua Raskin>: Okay, then one more question.  In regard to ‘06, excluding the Senior Health, Med Supp and Part D business for ‘06, any changes in underlying trends or any differences in expectations for those segments that will be dramatically different?

<A>: No, going in segment by segment - you know, we have the two, what we call the Legacy segments - Life and Annuity and the Specialty Health segment.  The life segment is actually pretty stable, we’ve had good mortality.  We expect to see reasonable results coming out of that segment over the next period of time.  What we think about sometimes is some of the volatility that exists in the specialty line because it does include our run off long-term care business.  Many reasons why we are very happy about the PharmaCare Connecticut deal is that it will have the effect of leavening those results on a quarter-to-quarter basis.  So in the aggregate we feel reasonably comfortable about those two segments.  The Admin segment will benefit to some degree from Part D based on our relationship with Arkansas Blue Cross and Blue Shield.  They sell a lot of business.  That will be very helpful to our administrative company.  We also have some very, very significant new business that’s come on in the last couple of months that we think will help our numbers. I said “very, very significant” – call it “significant”, let me take the “very, very’s” off it.  Good, solid new business.  So we are feeling pretty good about the admin segment. And then getting to the managed care segment, the Medicare Advantage segment, the two drivers are going to be membership growth, which I think we are in the process of demonstrating that we’re going to do very well with, and loss ratios, which, again, it’s hard to predict those fully with a great deal of certainty, but the cost structure that exists within Heritage, and Houston in particular, we feel very comfortable with and we think those businesses will do well.

<Q – Joshua Raskin>: Okay. Great, thanks.

Operator: Your next question comes from Carl McDonald from CIBC.

<Q – Carl McDonald>: Thanks.  How does the geographic layout of your Medicare private fee-for-service product compare to the geographic distribution of your Med Supp business?

<A>: There is a fair amount of similarity.  I guess the way we sorted the states for our initial thrust into that business were do we have distribution and are they states where we think as a matter of risk management we have a good chance of making a decent margin.  So, I think we sorted for both of those things simultaneously to come up with the states that we’re in. And we’ve got distribution in every one of the states in which we have filed and gotten approval.

<Q – Carl McDonald>: And is your strategy with the private fee-for-service product to sell to entirely new members or to try and market to some of your Med Supp members?

<A>: It’s a great question, and our experience in New York is actual pretty interesting.  We looked at this because we’ve now got a year under our belt with that product and we – you know it’s about 98% new business.  We discourage crossovers, we want our agents to be selling new business sometimes, if somebody wants something, you’ve got to sell it to them, that’s sort of the rules that we play by.  But we are trying to maintain a balance between the Med Supp and the new businesses.

<Q – Carl McDonald>: And how is the profitability of the private fee-for-service compare to the Med Supp both on a percentage margin and also gross dollar profit?

<A>: Well, gross dollar on a per person basis, it’s clearly going to be more in the Medicare private fee-for-service business because the premiums are so much higher.

<A>: It’s still in its early stages so the margins are smaller as we are investing into the infrastructure and marketing.  As the numbers in membership grow, the margins will grow with it.

<Q – Carl McDonald>: Okay.  And last question - does the private fee-for-service product offer drug coverage or would members obtain that separately?

<A>: They’ll obtain a Part D with it.

<Q – Carl McDonald>: Combined with the private fee-for-service?

<A>: Not integrated, not integrated with the program.

<Q – Carl McDonald>: I’m sorry, is not integrated?

<A>: No.

<Q – Carl McDonald>: Correct, okay.

<A>: One of the things about private fee-for-service, which we would love to see changed is that the risk corridors that exists in the PDPs don’t exist within the private fee-for-service.  So I think we just want to – we want some experience under our belt before we absorb the entirety of that risk.

<Q – Carl McDonald>: Thank you.

Operator: Your next question comes from Scott Fidel from JP Morgan.

<Q – Scott Fidel>: Thanks.  Just had a couple of quick follow ups.  First, I know it’s early, but just thinking about your Med Supp book and the impact of some of the new programs coming online.  First of all, how much conversion do you think you can have potentially from the Med Supp business into the Part D membership, and then, also given that a lot of the competitors are going to be focusing on the Med Supp market in general to grow Part D, how much of an impact do you think that could have on your incumbent book of Med Supp business?

<A>: Again it depends on - there are several parts to that question.  First, we clearly think we have the incumbent’s advantage selling for our own policyholders. Our company gives extremely good service on the claim side; people seem to like doing business with us.  Short of the blip that we had in the third quarter, our persistency has been, frankly, better than our pricing.  And so we think that we have got a pretty good advantage with our current people.  So the next level of the question is how much are we at risk for other company’s selling Part D to our policyholders?  The answer is that, again, it’s going to be very competitive, and I am sure that our policyholders, you know a significant number of them, will look around at potential alternatives. You know, they are going to be seeing a lot both on TV and in the marketplace.  The part that, again I think if I understand the thrust of your question, is whether Part D will have a negative impact on persistency in Med Supp.  We don’t think it will.  In fact, we actually think that if someone were to buy a Part D policy from a carrier that doesn’t sell Medicare Supplement that probably increases the likelihood of good persistency for our Med Supp policyholders.

<Q – Scott Fidel>: Okay and then just another question, just on the MA-PD revenue pmpm.  Do you have an estimate of how much additional revenue you will receive for that next year?

<A>: Yeah, we think that it’s going to be something on the order of $80 or $90 a month.

<Q – Scott Fidel>: Okay, great. Thank you.

Operator: Your next question comes from Steven Schwartz of Raymond James.

<Q – Steven Schwartz>: I just wanted to ask a couple of follow ups. Could you talk about how you are incentivizing the agents on Part D?  I know in a conference call that a major Med Supp competitor has already held that they weren’t thinking their agents were going to be really good for anything, and were hardly incentivizing them.  And were basically concentrating solely on the direct response markets?

<A>: Yeah, fundamentally we as a company disagree with that.  We think the best way to sell this product is on a direct face to face basis.  Clearly, there will be some direct mail, but as we all know there are a lot of products out there.  These products don’t line up perfectly one to the next, and I think that having an individual come across the table and try to explain it you, a professional who has been trained on the product, is going to make a big difference.  We continue to believe that, number one.  Number two is our Company is built on our agency relationships, and we think that it’s critical to use our agents and build on that strength in order to distribute a product like Part D.  If the point is on a per policy basis, it’s not going to drive an agent to make a sale.  You know, I think that’s kind of a short sighted way of looking at it because these folks are making a pretty good amount of commissions through their Med Supp business and by going back in and selling Part D to those same people, they have a chance to increase their income on the same policyholder base by a decent percentage. So, they’re getting a raise.

<Q – Steven Schwartz>: Okay, but I guess the question is if they are not getting a decent incentive on the Part D plan, yeah, I guess it’s easier to sell that but that does take time away from making a decent percentage on selling a Part F plan?

<A>: Yeah, I understand your point. You know, we kind of look at it differently.  So far our agents seem to be looking at it differently because the level of enthusiasm we are seeing is pretty significant.

<Q – Steven Schwartz>: Okay. So they are assumed to be getting incentivized enough that they could care?

<A>: Yeah, again, I think they are seeing this as a way to energize their marketing. And what we are seeing, and again this is anecdotal and for what it’s worth, you know, a few weeks into the program. We are signing up a lot of new agents who are coming to our company for the first time. Even some of the agents who licensed with us over the years and haven’t really produced a lot of business - we are starting to see those folks again. S o, what we are doing, what our company is doing, what are agents, I think, are doing are using the opportunity for Part D to really energize their marketing efforts.

<Q – Steven Schwartz>: Okay.  I just wanted to point out that I was under the impression, and I am still under the impression, that the problems with Med Supp in this quarter are different than the first quarter and there seems to be an insinuation that they were somewhat similar.  My understanding of the issue with the first quarter is that it solely had to do with a change in deductibles for the entire program, and having to get those priced in?

<A>: Steve, I think that’s correct but – your point is correct and I take it.

<Q – Steven Schwartz>: Okay. All right I just think you should have [unintelligible]. All right, thanks.

Operator: At this time there are no further questions.

Richard A. Barasch, Chairman, President, and Chief Executive Officer

Okay.  Thank you again for your time and attention today.  We are very appreciative of the amount of – we are first of all appreciative that you came in on such short notice.  The questions that you have asked raised, I think, the critical points that we were trying to get through in this conference call.  As always, Bob and I will be available to answer any further questions that you might have about the quarter or about the impact that this will have over the balance of our business.  Again we feel quite comfortable with the business plan that we have laid in, and we think the results of the next periods will be favorable.  Thank you very much, and I look forward to talking to you again.

Operator: Again, thank you for participating, you may now disconnect.